F    Fishbein&Company, P.C.
 &   Certified Public Accountants
  Co.


                    COMMONWEALTH INCOME & GROWTH FUND, INC.
                    ---------------------------------------
                      (An Indirect Wholly-Owned Subsidiary
                         of Commonwealth Capital Corp.)

                                  BALANCE SHEET
                                  -------------

                                FEBRUARY 28, 2002
                                -----------------





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                    COMMONWEALTH INCOME & GROWTH FUND, INC.
                    ---------------------------------------
                      (An Indirect Wholly-Owned Subsidiary
                         of Commonwealth Capital Corp.)

                                FEBRUARY 28, 2002
                                -----------------


                                TABLE OF CONTENTS
                                -----------------
                                                                     PAGE
                                                                     ----
INDEPENDENT AUDITOR'S REPORT                                           1

BALANCE SHEET                                                          2

NOTES TO BALANCE SHEET                                                 3






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F    Fishbein&Company, P.C.                      Elkins Park Square -- Suite 200
 &   Certified Public Accountants                             8080 Old York Road
  Co.                                                 Elkins Park, PA 19027-1455
                                                                    215-635-3100
                                                               Fax: 215-635-5788


                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------

Stockholder
Commonwealth Income & Growth Fund, Inc.

         We have audited the accompanying balance sheet of COMMONWEALTH INCOME & GROWTH FUND, INC. (An indirect wholly-owned subsidiary of Commonwealth Capital Corp.) as of February 28, 2002. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Commonwealth Income & Growth Fund, Inc. as of February 28, 2002, in conformity with accounting principles generally accepted in the United States of America.


                                                      /s/ Fishbein&Company, P.C.

Elkins Park, Pennsylvania
April 9, 2002


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                                                                          Page 2



                    COMMONWEALTH INCOME & GROWTH FUND, INC.
                    ---------------------------------------
                      (An Indirect Wholly-Owned Subsidiary
                         of Commonwealth Capital Corp.)

                                  BALANCE SHEET
                                  -------------

                                FEBRUARY 28, 2002
                                -----------------


                                     ASSETS
                                     ------

Cash                                                                $     1,283

Due from income funds                                                   178,160

Investment in Partnerships                                                3,000
                                                                    -----------

                                                                    $   182,443
                                                                    ===========

                      LIABILITIES AND STOCKHOLDER'S EQUITY
                      ------------------------------------

LIABILITIES
    Due to parent                                                   $   181,343
                                                                    -----------
STOCKHOLDER'S EQUITY
    Common stock - No par value
        Authorized 1,000 shares
           Issued and outstanding 100 shares                              1,000
        Additional paid-in capital                                    1,000,100
                                                                    -----------

                                                                      1,001,100
        Less note receivable                                         (1,000,000)
                                                                    -----------

                                                                          1,100
                                                                    -----------

                                                                    $   182,443
                                                                    ===========

See notes to balance sheet.


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                                                                          Page 3

                    COMMONWEALTH INCOME & GROWTH FUND, INC.
                    ---------------------------------------
                      (An Indirect Wholly-Owned Subsidiary
                         of Commonwealth Capital Corp.)

                             NOTES TO BALANCE SHEET
                             ----------------------

                                FEBRUARY 28, 2002
                                -----------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a.   Nature of Business

          Commonwealth Income & Growth Fund, Inc. (the Company) is a wholly-owned subsidiary of Commonwealth of Delaware, Inc. which is a wholly-owned subsidiary of Commonwealth Capital Corp. (CCC). The Company, through its wholly-owned subsidiaries, primarily leases various types of computer peripheral equipment and related equipment to U.S. corporations and institutions. The Company is the sole General Partner of Commonwealth Income & Growth Fund I, Commonwealth Income & Growth Fund II, and Commonwealth Income & Growth Fund III, all Pennsylvania limited partnerships (the "Partnerships").

          CCC has provided additional capital by means of a noninterest-bearing demand note in the amount of $1,000,000, so that the Company will at all times have a net worth (which includes the net equity of the Company and the demand note receivable from CCC) of at least $1,000,000. The note receivable is reflected on the accompanying balance sheet as a reduction of the Company's equity.

          The Company's operations are included in the consolidated federal income tax return of CCC.

     b.   Use of Estimates

          The preparation of the balance sheet in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

2.   INVESTMENT IN PARTNERSHIPS

The Company contributed $3,000 in cash to the Partnerships for its general partner interests. The Company may, at its sole discretion, purchase a limited partnership interest in the Partnerships ("Units") for an additional capital contribution of $20 per Unit with a minimum investment of 125 units.

3. RELATED PARTY TRANSACTIONS

The Company and its affiliates receive substantial fees and compensation in connection with the offering of Units and the management of the Partnerships' assets. The Company pays expenses to CCC equal to the fees collected from the Partnerships.